EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 1, 2016, the Company completed the previously announced acquisition (the “Acquisition”) of substantially all of the assets of Home Meridian International, Inc. (“Home Meridian”) pursuant to the Asset Purchase Agreement the Company and Home Meridian entered into on January 5, 2016.

The following unaudited pro forma condensed combined financial statements and explanatory notes present how the consolidated financial statements of Hooker Furniture Corporation and Home Meridian may have appeared had the Acquisition been completed at earlier dates. The unaudited pro forma condensed combined financial statements show the impact of the Acquisition on the companies’ respective historical financial positions and results of operations under the acquisition method of accounting with Hooker Furniture Corporation treated as the acquirer of Home Meridian as if the Acquisition had been completed on February 2, 2015 for statements of operations purposes and on January 31, 2016 for balance sheet purposes.

The Acquisition will be accounted for under the acquisition method of accounting, whereby the assets acquired and liabilities assumed will be measured at their respective fair values with any excess reflected as goodwill. The determination of the fair values of the net assets acquired, including intangible and net tangible assets, is based upon certain valuations that have not been finalized, and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the Company’s best estimate and are subject to change once the detailed analyses are completed. These adjustments may be material.

The Unaudited Pro Forma Condensed Combined Statements of Operations do not include: (1) any revenue or cost savings that may be achieved subsequent to the completion of the business combination; or (2) the impact of non-recurring items directly related to the business combination which are expected to be incurred during the Company’s fiscal year 2017.

The pro forma condensed combined financial statements are unaudited, are presented for informational purposes only, and are not necessarily indicative of the financial position or results of operations that would have occurred had the Acquisition been completed as of the dates or at the beginning of the periods presented. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future consolidated financial position or operating results of the combined companies. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read together with:

▪
the separate audited historical consolidated financial statements of Hooker Furniture Corporation for the year ended January 31, 2016 (as filed with the SEC on April 15, 2016 in Hooker Furniture Corporation’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016); and

▪	the audited historical consolidated financial statements of Home Meridian International, Inc. included in this filing.

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
FISCAL YEAR ENDED JANUARY 31, 2016
(In thousands)

		Home	Pro forma		Pro Forma
	Hooker	Meridian	Adjustments		Combined
Assets
Current assets
Cash and cash equivalents	$53,922	$2,317	$(28,312)	a,b	27,927
Trade accounts receivable, less allowance for doubtful accounts	28,176	45,360	-		73,536
Inventories	43,713	37,607	-		81,320
Prepaid expenses and other current assets	2,256	2,090	(45)	a	4,301
Income tax recoverable	-	110	(110)	a	-
Total current assets	128,067	87,484	(28,467)		187,084
Property, plant and equipment, net	22,768	4,914	900	c	28,582
Cash surrender value of life insurance policies	21,888	-	-		21,888
Deferred taxes	5,350	-	-		5,350
Intangible assets	1,382	3,204	25,596	a,c	30,182
Goodwill			21,023	c	21,023
Other assets	2,198	258	(258)	a	2,198
Total non-current assets	53,586	8,376	47,261		109,223
Total assets	$181,653	$95,860	$18,794		$296,307

Liabilities and Shareholders’ Equity
Current liabilities
Revolving credit line	$-	$44,274	$(44,274)	a	$-
Current portion of term loan			5,856	b	5,856
Trade accounts payable	9,105	20,795	(754)	a,d	29,146
Accrued salaries, wages and benefits	4,834	538	-		5,372
Income tax accrual	357	-	-		357
Accrued commissions	818	827	-		1,645
Deferred compensation and pension
obligations, current		266	-		266
Customer deposits	694	200	-		894
Other accrued expenses	797	6,277	(1,059)	a	6,015
Total current liabilities	16,605	73,177	(40,231)		49,551
Long term debt		50,912	3,232	a,b	54,144
Deferred compensation and pension obligations, non-current	8,409	7,415	975	c	16,799
Income tax accrual	166	-	-		166
Other long-term liabilities	412	-	-		412
Total long-term liabilities	8,987	58,327	4,207		71,521
Total liabilities	25,592	131,504	(36,024)		121,072

Shareholders’ equity

Common stock, no par value	18,667	130	20,137	a,b	38,934
Retained earnings	137,255	(39,305)	38,212	a,d	136,162
Accumulated other comprehensive income	139	(4,469)	4,469	a	139
Non-controlling interest		8,000	(8,000)	a	-
Total shareholders’ equity	$156,061	$(35,644)	$54,818		$175,235
Total liabilities and shareholders’ equity	$181,653	$95,860	$18,794		$296,307

See accompanying Notes to Condensed Combined Financial Statements.

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JANUARY 31, 2016
(In thousands)

		Home	Pro forma		Pro forma
	Hooker	Meridian	adjustment		Combined

Net sales	$246,999	$324,721			$571,720

Cost of sales	178,311	263,248			441,559

Gross profit	68,688	61,473	-		130,161

Selling and administrative expenses	44,426	51,167	(4,410)	e	91,183
Amortization of acquired intangibles		215	3,201	h	3,416

Operating income	24,262	10,091	1,209		35,562

Other Income (expense), net
Interest expense	(65)	(9,952)	8,986	f,g	(1,031)
Other, net	262	(17)	-		245

Income before income taxes	24,459	122	10,195		34,776

Income tax expense	8,274	120	3,884		12,278

Net income	$16,185	$2	$6,311		$22,498

Earnings per share
Basic	$1.50				$1.96
Diluted	$1.49				$1.95

Weighted average shares outstanding:
Basic	10,779		719		11,498
Diluted	10,807		719		11,526

See accompanying Notes to Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Description of the Transactions

Acquisition of the Assets of Home Meridian International, Inc.

On February 1, 2016, the Company completed the previously announced acquisition (the “Acquisition”) of substantially all of the assets of Home Meridian International, Inc. (“Home Meridian”) pursuant to the Asset Purchase Agreement the Company and Home Meridian entered into on January 5, 2016 (the “Asset Purchase Agreement”).  The Company paid $85 million in cash and issued 716,910 shares of the Company’s common stock (the “Stock Consideration”) to designees of Home Meridian as consideration for the Acquisition. The Stock Consideration consisted of (i) 530,598 shares due to the $15 million of consideration payable in shares of Company common stock under the Asset Purchase Agreement, and (ii) 186,312 shares issued pursuant to working capital adjustments provided for in the Asset Purchase Agreement.  The working capital adjustment was driven by an increase in HMI’s accounts receivable due to strong sales towards the end of 2015. The number of shares of common stock issued at closing for the Stock Consideration was determined by reference to the mean closing price of the Company’s common stock for the fifteen trading days immediately preceding the closing date ($28.27).  Under the Asset Purchase Agreement, the Company also assumed certain liabilities of Home Meridian, including approximately $7.8 million of liabilities related to certain retirement plans.  The assumed liabilities did not include the indebtedness (as defined in the Asset Purchase Agreement) of Home Meridian.

Amended Credit Facilities

On February 1, 2016, Hooker Furniture Corporation (the “Company”, “Hooker Furniture”) and its wholly owned subsidiaries, Bradington-Young, LLC and Sam Moore Furniture LLC (together with the Company, the “Borrowers”), entered into an amended and restated loan agreement (the “Loan Agreement”) with Bank of America, N.A. (“BofA”) in connection with the completion of the acquisition discussed in Item 2.01 below.  The Loan Agreement increases the amount available under the Company’s existing unsecured revolving credit facility to $30 million and increases the sublimit of such facility available for the issuance of letters of credit to $4 million.  Amounts outstanding under the revolving facility will bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 1.50%.  The Borrowers must also pay a quarterly unused commitment fee that is based on the average daily amount of the facility utilized during the applicable quarter.

The Loan Agreement also provides the Borrowers with a $41 million unsecured term loan (the “Unsecured Term Loan”) and a $19 million term loan (the “Secured Term Loan”) secured by a security interest in certain Company-owned life insurance policies granted to BofA by the Company under a security agreement, dated as of February 1, 2016 (the “Security Agreement”).  BofA’s rights under the Security Agreement are enforceable upon the occurrence of an event of default under the Loan Agreement.

Any amount borrowed under the Unsecured Term Loan will bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 1.50%.  Any amount borrowed under the Secured Term Loan will bear interest at a rate, adjusted monthly, equal to the then current LIBOR monthly rate plus 0.50%. The Borrowers must repay any principal amount borrowed under Unsecured Term Loan in monthly installments of approximately $490,000, together with any accrued interest, until the full amount borrowed is repaid or until February 1, 2021, at which time all amounts outstanding under Unsecured Term Loan will become due and payable.  The Borrowers must pay the interest accrued on any principal amount borrowed under Secured Term Loan on a monthly basis until the full principal amount borrowed is repaid or until February 1, 2021, at which time all amounts outstanding under the Secured Term Loan will become due and payable.  The Borrowers may prepay any outstanding principal amounts borrowed under either the Unsecured Term Loan or the Secured Term Loan in full or in part on any interest payment date without penalty.

On February 1, 2016, the Borrowers borrowed in full the amounts available under the Unsecured Term Loan and the Secured Term Loan in connection with the acquisition.

The Loan Agreement includes customary representations and warranties and requires the Company to comply with certain customary covenants, including, among other things, the following financial covenants: (i) maintaining at least a specified minimum level of tangible net worth, (ii) maintaining a ratio of funded debt to EBITDA not exceeding a specified amount and (iii) maintaining a basic fixed charge coverage ratio within a specified range.  The Loan Agreement also limits the right of the Borrowers to incur other indebtedness and to create liens upon its assets, subject to certain exceptions, among other restrictions.

The Loan Agreement does not restrict the Company’s ability to pay cash dividends on, or repurchase, shares of its common stock, subject to the Company complying with the financial covenants discussed above, if the Company is not otherwise in default under the Loan Agreement.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the Acquisition on the historical financial position and operating results of Hooker Furniture and Home Meridian. The Unaudited Pro Forma Condensed Combined Balance Sheets combine Hooker Furniture’s balance sheet as of January 31, 2016 and Home Meridian’s balance sheet as of January 31, 2016 and the Unaudited Pro Forma Condensed Combined Statement of Operations reflects the fiscal years then ended.  Both financial statements assume the transaction took place on February 2, 2015, the beginning of Hooker Furniture’s 2016 fiscal year.

The fair values of the assets acquired and liabilities assumed are provisional based on management’s preliminary estimate of the respective fair values. U.S. GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The process for estimating the fair values of identifiable intangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. The excess of the purchase price over the estimated fair value of identifiable assets and liabilities of Home Meridian as of the acquisition date will be reflected as goodwill. The fair values of net assets and resulting goodwill are subject to finalizing our analysis of the fair value of Home Meridian’s assets and liabilities as of the acquisition date and will be adjusted upon completion of the valuation. The use of different estimates could yield materially different results.

The pro forma financial statements are derived from the historical financial statements of the two companies and the adjustments applied to those historical statements are intended to illustrate the effect of the Acquisition, including the related financing transaction and the assignment of fair value to the acquired assets.  The pro forma financial statements should be read in conjunction with the historical financial statements of Hooker Furniture filed with the SEC on April 15, 2016 and the Home Meridian financial statements and accompanying notes included in this filing.

Note 3. Fair Value Estimates of Assets Acquired and Liabilities Assumed

The consideration and components of Hooker Furniture’s initial fair value allocation of the purchase price paid at closing and in the subsequent Net Working Capital Adjustment consisted of the following:

Fair value estimates of assets acquired and liabilities assumed
Purchase price consideration
Cash paid for assets acquired	$85,000
Value of shares issued for assets acquired	15,000
Value of shares issued for excess net working capital	5,267
Cash paid for net working capital adjustment	995

Total purchase price	$106,262

Fair value allocation of purchase price
Accounts receivable	$45,360
Inventory	37,607
Prepaid expenses and other current assets	2,045
Property and equipment	5,814
Intangible assets	28,800
Goodwill	21,023
Accounts payable and accrued expenses	(18,948)
Accrued expenses	(6,783)
Pension plan and deferred compensation liabilities	(8,656)

Total purchase price	$106,262

Substantially all of these amounts are subject to subsequent adjustment as the Company continues to gather information during the measurement period. Certain intangible assets were acquired as part this transaction.  Trade names, customer relationships, and order backlog have been assigned preliminary fair values subject to additional analysis during the measurement period.  Some of these intangible assets have been assigned useful lives while others have been determined to be indefinite-lived.

Fair Value of identified intangible assets	Fair Value
Trade names	$11,500
Order backlog	2,000
Customer relationships	15,300

$28,800

Expected amortization of identified intangible assets
Fiscal year
2017	$3,415
2018	1,416
2019	1,416
2020	1,416
2021	1,416
2022 and thereafter	8,421

$17,500

Note 4. Pro forma adjustments

The following adjustments give pro forma effect to the Home Meridian acquisition.

a)	To eliminate the historical balances not acquired

Cash	$(2,317)
Prepaids	(45)
Income tax refundable	(110)
Intangibles	(3,204)
Loan origination	(258)
Current debt	44,274
Non-current debt	50,912
Rent smoothing	1,046
State income tax	13
Deal related AP	1,691
Accrued payables	156
OCI	(4,469)
Shareholders’ equity	130
Retained earnings	(39,305)
Non-controlling interest	8,000

Total items not acquired	$56,514

b)	To record the initial cash purchase price and subsequent net working capital adjustment and related debt and equity issued (see Note 3).

c)	To record the initial fair value estimates of identified intangible assets, leasehold improvements and residual goodwill and adjust pension to fair value (see Note 3).

d)	To record non-recurring acquisition-related costs. Costs expected to be incurred during the 2017 fiscal year ($1,093) are not reflected in the pro forma statement of operations.

e)	Eliminate non-recurring transaction related costs.

f)	Eliminate the impact of interest expense paid by Home Meridian under its former credit agreement ($9,952).

g)
Record interest expense related to the Bank of America Acquisition Credit Facility. Interest is computed using variable rates as discussed in Note 1 ($966).  The initial interest rate on the $41 million Unsecured Term Loan was 1.93% and 0.93% on the Secured Term Loan.  A 1/8% variance in the variable interest rate would have an annual impact of $75,000 on interest expense.

h)	Record amortization of identified intangible assets ($3,416), net of the elimination of amortization of Home Meridian intangible assets not acquired ($215).

The income tax effect of pro forma adjustments was calculated using the statutory federal rate of 35% and the Company’s effective state rate of 3.1%.

Since the closing date, the Company has made unscheduled payments of $5.0 million on the Unsecured Term Loan and $1.8 million on the Secured Term Loan, in addition to the regularly scheduled debt service payments required by the Loan agreement. The effects of these payments are not reflected in the pro forma financial statements.